Exhibit 10.1

Summary of 2012 Terms of Employment for Named Executive Officers

Salary

Officer	Salary

F. Michael Ball, Chief Executive Officer	$1,000,000

Sumant Ramachandra, Senior Vice President, R&D, Medical and Regulatory Affairs, and Chief Scientific Officer	520,000

Brian J. Smith, Senior Vice President and General Counsel	475,000

Thomas E. Werner, Senior Vice President, Finance and Chief Financial Officer	458,000

The salary for each officer took effect on April 2, 2012.  The 2011 salaries were included in Hospira’s 2012 Proxy Statement, filed on March 23, 2012.

Annual Cash Incentive

Each officer is a participant in the Hospira, Inc. 2004 Performance Incentive Plan, as amended, which is filed as Exhibit 10.4 for the Hospira, Inc. Annual Report on Form 10-K for the year ended December 31, 2010.  The plan provides for a base award equal to 2.0% of Hospira’s earnings before interest, taxes, depreciation and amortization for the chief executive officer, 1.5% for a chief operating officer, and 1.0% for the other named executive officers.  The compensation committee of Hospira’s board of directors has discretion to reduce, but not increase, the award from the base award.  The committee may consider Hospira’s adjusted net income, cash flows or corporate well-being as factors in exercising such discretion and determining actual awards payable under such plan.

Equity

Each officer is eligible to receive option and performance share awards under the Hospira 2004 Long-Term Stock Incentive Plan, as amended which is filed as Exhibit 10.2 for the Hospira, Inc. Annual Report on Form 10-K for the year ended December 31, 2010.   Awards are made at the discretion of the compensation committee of Hospira’s board of directors.

Change in Control and Severance Pay

Each officer is a party to a change-in-control agreement in the form filed with the SEC and shown as an exhibit in the exhibit list to the Hospira, Inc. Annual Report on Form 10-K for the year ended December 31, 2011.

All of the named executive officers are covered by the Hospira Corporate Officer Severance Plan, which provides severance pay and benefits to corporate officers and is filed as Exhibit 10.10 for the Hospira, Inc. Annual Report on Form 10-K for the year ended December 31, 2011.

Non-qualified Deferred Compensation Plan

Each officer is eligible to participate in the Hospira Non-Qualified Savings and Investment Plan, a non-qualified deferred compensation plan, which is filed as Exhibit 10.9 for the Hospira, Inc. Annual Report on Form 10-K for the year ended December 31, 2010.  A description of the above-described items is included in Hospira’s proxy statement for the 2012 Annual Meeting of Shareholders.